                                                                    EXHIBIT 3(e)

                   VARIABLE PRODUCTS COMMISSION RATE SCHEDULE
                      FOR THE FARMERS VARIABLE LIFE POLICY


        For purposes of the Distribution Agreement by and between Farmers New World Life Insurance Company ("FNWL") and Distributor or Farmers Financial Solutions, LLC ("FFS") or an affiliate or subsidiary thereof entered into on the 11th day of September, 2000, the compensation for sales of the Contracts is as follows:


Farmers New World Life Insurance Company Variable Products Commission Rate Schedule for Farmers Flexible Premium Variable Life Insurance Policy (VUL)



                                                  % OF          % OF FNWL     % OF FFS         $10,000
                                               PREMIUM            PAY OUT      PAY OUT         EXAMPLE
VUL                                           EXAMPLE, ANNUAL PREMIUM =                        $ 2,000
                                                       TARGET PREMIUM =                        $ 1,000
                                                       EXCESS PREMIUM =                        $ 1,000
1ST-YEAR PAID "UP TO TARGET":
1st-year GDC paid by FNWL to FFS:               69.00%            100.00%                      $690.00
     Amount of 1st-year retained by FFS:         7.00%             10.14%                      $ 70.00
     Agent 1st-year commission paid by FFS:     50.00%             72.46%       80.65%         $500.00
     DM 1st-year commission paid by FFS:        12.00%             17.39%       19.35%         $120.00

1ST-YEAR PAID ON "EXCESS OF TARGET":
1st-year GDC paid by FNWL to FFS:                4.74%            100.00%                      $ 47.40
     Amount of 1st-year retained by FFS:         1.14%             24.05%                      $ 11.40
     Agent 1st-year commission paid by FFS:      2.60%             54.85%       72.22%         $ 26.00
     DM 1st-year commission paid by FFS:         1.00%             21.10%       27.78%         $ 10.00

2 -10-YEAR PAID "UP TO TARGET"
2 - 10-year GDC paid by FNWL to FFS:             6.60%            100.00%                      $ 66.00
     Amount of 2-10-year retained by FFS:        1.60%             24.24%                      $ 16.00
     Agent 2-10-year commission paid by FFS:     4.00%             60.61%       80.00%         $ 40.00



     DM 2-10-year commission paid by FFS:        1.00%      15.15%     20.00%     $10.00

2 --10-YEAR PAID "ON EXCESS OF TARGET"
2 - 10-year GDC paid by FNWL to FFS:             4.74%     100.00%                $47.40
     Amount of 2-10-year retained by FFS:        1.14%      24.05%                $11.40
     Agent 2-10-year commission paid by FFS:     2.60%      54.85%     72.22%     $26.00
     DM 2-10-year commission paid by FFS:        1.00%      21.10%     27.78%     $10.00



After year 10 = 0.00% of premium
After year 10, FNWL to pay a GDC = 0.185% of Assets under management to be paid monthly (1/12 of 0.185). (Agent will receive 0.15, DM will receive 0.015 and b/d will retain 0.02).

Note: No commission will be paid on transferred balances between FNWL accounts (FNWL to FNWL replacements)

For any transaction involving the replacement, transfer or rollover of an FNWL policy or contract, the following Compensation is payable on the transferred amount:

                      Agent commission Paid by FFS:       0.00%  0.00%
                      DM Commission Paid by FFS:          0.00%  0.00%